Exhibit 99

Media Contact:  Rob Jewell  (330) 659-7999
Investor Contact:  John Bingle (330) 659-7788


BF GOODRICH CONTINUES TO ACHIEVE
SIGNIFICANT EARNINGS GROWTH

         RICHFIELD, Ohio, April 15, 1999 - The BFGoodrich Company announced today that net income, excluding special items, increased 21 percent in the first quarter, compared with the same period a year ago.

         David L. Burner, BFGoodrich chairman and chief executive officer, said, "We are off to an excellent start this year and remain on target for another year of significant earnings growth. Our aerospace businesses continue to achieve outstanding results, as demand for aircraft systems, products and services, particularly in the aftermarket, remains strong. Many markets for our performance materials businesses remain weak, but we expect margins to increase throughout the year as demand strengthens and we realize the benefits of aggressive actions to streamline operations, improve efficiencies and reduce costs."
         On April 9, shareholders of BFGoodrich and Coltec Industries Inc overwhelmingly approved a merger of the two companies. Completion of the merger is now awaiting clearance from the Federal Trade Commission and resolution of lawsuits filed by AlliedSignal and Crane Company.

         "The merger with Coltec adds a strong, growing and highly profitable company to our own," Burner said. "We expect that the addition of Coltec will be immediately accretive to earnings."

         BFGoodrich's first quarter net income of $65.8 million, or 88 cents a diluted share, excluding special items, increased 21 percent compared with $54.2 million, or 72 cents a diluted share in the 1998 first quarter. Results in the 1999 first quarter exclude an after-tax charge of $16.5 million, or 22 cents a diluted share, related to restructuring costs, primarily involving the Performance Materials Segment. Results in the 1998 first quarter exclude a $1.6 million after-tax charge (2 cents a diluted share) related to discontinued operations. Including these special items, net income as reported in the 1999 first quarter was $49.3 million, or 66 cents a diluted share, compared with $52.6 million, or 70 cents a diluted share in 1998.

         Sales for the first quarter of 1999 were $1,035.6 million, compared with $937.7 million in the first quarter a year ago.

         The company's Aerospace Segment had operating income of $112.2 million in the 1999 first quarter, compared with $87.9 million a year ago. Aerospace Segment sales were $735.6 million in this year's first quarter, compared with $685.3 million in the 1998 first quarter.

         Excluding a one-time pre-tax charge of $20.6 million for restructuring, the Performance Materials Segment had operating income of $33.2 million in the 1999 first quarter, compared with $36.6 million in the similar quarter a year ago. Sales for the 1999 first quarter were $300 million, compared with $252.4 million in the 1998 first quarter. First quarter 1999 operating income and sales totals include results from Freedom Chemical which was acquired in March 1998.

         BFGoodrich provides aircraft systems and services and manufactures performance materials that are sold to customers worldwide and used in thousands of consumer and industrial products.

         The following tables provide more detailed information about BFGoodrich results for the first quarter of 1999 and 1998.





[Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K and in other filings.]

THE BFGOODRICH COMPANY
(Dollars in millions except per share amounts)



                                                Three Months Ended March 31

                                              1999          1999
                                          As Reported     Adjusted(A)    1998

Sales (from Continuing
  Operations)                              $1,035.6       $1,035.6     $937.7
Income from Continuing Operations
  before Income Taxes and
  Trust Distributions                          82.3          108.5       92.3
Income Tax Expense                            (30.4)         (40.1)     (35.5)
Distributions on Trust
  Preferred Securities                         (2.6)          (2.6)      (2.6)
Income from Continuing
  Operations                                   49.3           65.8       54.2
Income (Loss) from Discontinued
  Operations                                     -              -        (1.6)
Net Income                                 $   49.3       $   65.8     $ 52.6

Income (Loss) Per Share:
  Basic
    Continuing Operations                  $    .66       $    .88     $  .74
    Discontinued Operations                     -              -         (.02)
    Net Income                             $    .66       $    .88     $  .72

  Diluted
    Continuing Operations                  $    .66       $    .88     $  .72
    Discontinued Operations                     -              -         (.02)
    Net Income                             $    .66       $    .88     $  .70

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                      74.4           74.4       72.8
    Diluted                                    74.8           74.8       75.0


(A) Results exclude the effect of an after-tax charge of $16.5 million, or 22 cents a diluted share, related to restructuring costs.

BFGOODRICH SEGMENT REPORTING
(Dollars in millions)

                                              Three Months Ended March 31

                                            1999            1999
                                        As Reported      Adjusted(A)      1998
Sales:
  Aerospace:
   Aerostructures                       $  310.2         $  310.2        $302.6
   Landing Systems                         162.8            162.8         142.9
   Sensors & Integrated Systems            152.5            152.5         140.2
   Maintenance, Repair & Overhaul          110.1            110.1          99.6
         Total Aerospace                   735.6            735.6         685.3

 Performance Materials:
   Textiles and Industrial Coatings        153.7            153.7         121.2
   Polymer Additives and
    Specialty Plastics                     105.5            105.5         110.3
   Consumer Specialties                     40.8             40.8          20.9
         Total Performance Materials       300.0            300.0         252.4

Total Sales                             $1,035.6         $1,035.6        $937.7

Segment Operating Income:
 Aerospace:
   Aerostructures                       $   50.7         $   50.7        $ 39.5
   Landing Systems                          24.1             24.1          15.9
   Sensors & Integrated Systems             29.3             29.3          28.0
   Maintenance, Repair & Overhaul            8.1              8.1           4.5
         Total Aerospace                   112.2            112.2          87.9

 Performance Materials:
   Textile and Industrial Coatings          (3.7)             8.3          15.7
   Polymer Additives and
    Specialty Plastics                      12.6             19.2          15.3
   Consumer Specialties                      3.7              5.7           5.6
          Total Performance Materials       12.6             33.2          36.6

Total Segment Operating Income           $ 124.8         $  145.4        $124.5



(A)Total Segment and Performance Materials' operating income amounts exclude the effect of a $20.6 special charge related to restructuring costs.